EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-XXXXXX) of our report dated March 16, 2010, relating to the consolidated financial statements of TranSwitch Corporation and subsidiaries (TranSwitch) as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which appear in the December 31, 2009 annual report on Form 10-K of TranSwitch.

/s/ UHY LLP

Houston, Texas
June 3, 2010